                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                                      --------------------------
                                                             OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:  3235-0145
                                                      Expires: December 31, 1997
                                                      Estimated average burden
                                                      hours per response:  14.90
                                                      --------------------------

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                           (Amendment No. 1      )*

                             CONTROL DEVICES, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                    COMMON
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                 21238C 10 3
                      ----------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

*The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2.95)                  Page 1 of 5 Pages

-----------------------                                  ---------------------
  CUSIP NO. 21238C 10 3                 13G                PAGE___OF___PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Ralph R. Whitney, Jr.
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                                                                    ---
      Not Applicable                                            (b)
                                                                    ---
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER *Includes 1,333 Common Shares which
                                      may be acquired pursuant to a Director
     NUMBER OF            322,022*    Option granted pursuant to Control
                                      Devices, Inc. 1996 Stock Compensation Plan
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          0
     OWNED BY      -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             322,022*
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          0
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  **Includes 106,896 shares owned by Mr. Whitney's wife as to which Mr. Whitney disclaims beneficial ownership and 1,333
      428,918**   shares which may be acquired pursuant to a Director Option granted pursuant to Control Devices, Inc. 1996 Stock
                  Compensation Plan.
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.5%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 5 pages

                                 SCHEDULE 13G

Item 1.     Securities and Issuer

     This Schedule 13G relates to Common Shares, no par value, of Control Devices, Inc. ("CDI"), an Indiana corporation with its principal executive offices at, 228 Northeast Road, Standish, Maine 04084.

Item 2.     Identity and Background.

     (a)    This Schedule 13G is being filed by Ralph R. Whitney, Jr.

     (b) Mr. Whitney's business address is Hammond, Kennedy, Whitney & Company, Inc., 230 Park Avenue, New York, New York 10169.

     (c)    Mr. Whitney is a United States citizen.

     (d)    The class of securities owned by Mr. Whitney are Common Shares.

     (e)    The CUSIP number of such securities is 21238C 10 3.

Item 3. If this statement is filed pursuant to Rule 13d-2(b), check whether the person filing is a:

     (a)       Broker or Dealer registered under Section 15 of the Act.
            --
     (b)       Bank as defined in section 3(a)(6) of the Act.
            --
     (c)       Insurance Company as defined in section 3(a)(19) of the Act.
            --
     (d)       Investment Company registered under section 8 of the Investment
            --
            Company Act.

     (e)       Investment Adviser registered under section 203 of the Investment
            --
            Advisers Act of 1940.

     (f)       Employee Benefit Plan, Pension Fund which is subject to the
            --
            provisions of the Employee Retirement Income Act of 1974 or Endowment Fund; see (S)240.13d-1(b)(1)(ii)(F).

     (g)       Parent Holding Company, in accordance with (S)240.13d-1(b)(ii)(G)
            --
            (Note: See Item 7).

     (h)       Group, in accordance with (S)240.13d-1(b)(ii)(H).
            --


                               Page 3 of 5 pages

Item 4.      Ownership.

      (a)    428,918* Common Shares.

             *Includes 106,896 Common Shares owned by Mr. Whitney's wife as to which Mr. Whitney disclaims beneficial ownership and 1,333 shares which may be acquired pursuant to a Director Option granted pursuant to Control Devices, Inc. 1996 Stock Compensation Plan

      (b)    6.5%

      (c)    Number of shares as to which such person has:

             (i)    sole power to vote or direct the vote: 322,022
             (ii)   shared power to vote or direct the vote: 0
             (iii)  sole power to dispose or to direct the disposition of:
                    322,022
             (iv)   shared power to dispose or to direct the disposition of: 0

Item 5.      Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following     .
                                                            -----

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

      Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

      Not applicable.

Item 8.      Identification and Classification of Members of the Group.

      Not applicable.

Item 9.      Notice of Dissolution of Group.

      Not applicable.

Item 10.     Certification.

      Not applicable.

                               Page 4 of 5 Pages

      The undersigned expressly declares that the filing of this statement shall not be construed as an admission that the undersigned is, for the purpose of
Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this statement.

                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                Date: February 5, 1998

                                                /s/ Ralph R. Whitney, Jr.
                                                --------------------------------
                                                Ralph R. Whitney, Jr.